November, 2002


Dear Shareholders,

This letter provides a brief update on our financial performance through the third quarter of 2002 and other news of Wintrust Financial Corporation. We have also attached the October 17, 2002 news release of our earnings for the quarter ended September 30, 2002 for your information.


HIGHLIGHTS THROUGH THE THIRD QUARTER OF 2002

Despite the challenging economic environment, we again achieved record earnings and assets for this quarter. Following is a summary of our financial results and accomplishments for the period ended September 30, 2002:

o Net income reached an all-time high of $7.3 million for the third quarter, an increase of 45% over the third quarter of 2001. For the first nine months of the year, net income totaled $20.0 million, an increase of $6.7 million, or 50%, compared to the prior year;

o On a per share basis, net income for the third quarter of 2002 totaled $0.40 per diluted common share, an $0.08 per share, or 25%, increase as compared to the 2001 third quarter total of $0.32 per diluted common share. For the first nine months of 2002, diluted earnings per share equaled $1.16, a 25% increase over the $0.93 per share for the first nine months of 2001. The lower growth rate in the earnings per share as compared to net income was primarily due to the issuance of 762,742 shares in conjunction with the February 2002 acquisition of the Wayne Hummer Companies and the issuance of 1,362,750 additional shares of common stock in June and July of 2002 through an underwritten offering. Prior year per-share amounts are restated to reflect the three-for-two stock split declared in January 2002;

o Return on average equity was 13.68% for the quarter and 14.98% for the first nine months of 2002;

o Total assets rose to $3.58 billion as of September 30, 2002, an increase of $1.06 billion, or 42%, compared to a year ago;

o Total deposits reached $2.97 billion at the end of the quarter, an increase of $787 million, or 36%, compared to September 30, 2001;

o Total loans grew to $2.48 billion as of September 30, 2002, an increase of $660 million, or 36%, compared to a year ago;

o Our asset quality remains very strong and manageable. The ratio of non-performing assets to total assets was 0.35% at September 30, 2002, and declined from the year ago level as well as the prior quarter level;

o Our net overhead ratio, a measure of operating efficiency, improved to 1.40% for the quarter from 1.52% in the prior year quarter;

o     The   integration  of  the  Wayne  Hummer   Companies  into  the  Wintrust
      organization continues to proceed smoothly as discussed later in this letter; and

o Construction is under way on three new banking locations--a temporary facility for Cary Bank & Trust (a new branch of Crystal Lake Bank & Trust), Libertyville Bank & Trust's South Libertyville facility and North Shore Community Bank & Trust's new Skokie facility.


INCOME AND EARNINGS

Despite the third quarter's economic weaknesses and the current low interest rate environment, net interest income in the quarter totaled $25.4 million, an increase of 33% compared to the third quarter of 2001. The increase in net interest income was fueled by consistent strong loan growth throughout the year. Average loans in the third quarter of 2002 increased $604 million, or 33%, over the same period of 2001. Partially offsetting the impact of this strong earning asset growth was a 20 basis point decline in the net interest margin for the third quarter of 2002 to 3.26%, compared with 3.46% in the third quarter of 2001. The Company has positioned its balance sheet to benefit from future rising interest rates. The net interest margin contracted in the current year quarter due to a flattening yield curve, our preference for variable rate commercial and commercial real estate loans, and agency securities with call options written against them being called with proceeds being reinvested in lower yielding liquid assets. Mitigating the continued margin pressure caused by a lower rate environment and a balance sheet positioned for rising rates, we realized a significant increase in fees on mortgage loans sold and additional opportunities for fees from covered call option transactions.

Non-interest income totaled $16.0 million in the third quarter of 2002, increasing $8.9 million, or 125%, over the third quarter of 2001. The primary contributor to this increase was the additional fee income realized from the asset management and brokerage services of the recently acquired Wayne Hummer Companies. Trust, asset management and brokerage fees increased $6.2 million in the third quarter of 2002, compared to the same period of 2001. Fee income on mortgage loans sold was the other major contributor to the increase in non-interest income. For the current year quarter these fees totaled $3.8 million, an increase of $2.1 million, or 120%, from the 2001 third quarter.

Non-interest expense totaled $27.9 million in the third quarter of 2002, increasing $11.6 million, or 71%, over the third quarter of 2001. Excluding the impact of the Wayne Hummer Companies, non-interest expense for the third quarter of 2002 increased $4.3 million, or 26%, compared to the third quarter of 2001. The growth in non-interest expense, excluding the impact of the Wayne Hummer Companies, is attributable to increases in salaries and benefits and operating costs as a result of continued growth and expansion of the banking franchise (including the commissions paid to mortgage originators described above and other costs related to increased mortgage loan activities), normal annual increases in salaries and increased costs of employee benefits.



PERFORMANCE VERSUS GOAL TRENDS

At Wintrust, we set aggressive goals and evaluate our performance versus those goals. Reaching these financial goals will make our Company a high performing bank relative to our peers. We have made good progress towards achieving most of these goals and expect continued improvement as our young franchises-- the de novo community banks, First Insurance Funding and Tricom--mature, and the synergies with the Wayne Hummer Companies are realized. The following table provides you with the recent history of our performance measures.


                                                                       Quarter Ended
                                              -----------------------------------------------------------------
                                               Sept.  30 June 30, Mar.  31, Dec.
                                     31, Sept. 30, Goal 2002 2002 2002 2001 2001
                                     ----        ----         ----         ----          ----           ----


Core Net Interest Margin (1)       4 - 4.5%      3.42%        3.74%       3.68%          3.50%         3.69%

Net Overhead Ratio                 1.5 - 2%      1.40%        1.63%     1.43% (2)        1.50%         1.52%

Return on Average Equity           20 - 25%     13.68%      14.75%      17.12% (2)      14.74%        14.87%

Return on Average Assets             1.5%        0.85%        0.85%     0.92% (2)        0.80%         0.83%

Earnings per diluted
   Common share                                 $0.40        $0.37      $0.40 (2)       $0.33         $0.32

Non-Performing Assets
   as a percent of total assets                 0.35%        0.37%        0.39%         0.48%         0.54%
----------------------------

      (1) By definition, our Core Net Interest Margin excludes the impact of interest expense associated with the Company's Trust Preferred Securities offerings.

      (2) Performance statistics were favorably impacted by pre-tax income of $1.25 million, or $754,000 after-tax, for a partial settlement related to a non-recurring charge recorded in 2000. Diluted earnings per share would have been $0.35 excluding this income.


NON-PERFORMING ASSETS

In this slowing economic environment, we get many inquiries about the quality of our loan portfolio and whether we are experiencing any difficulties with our borrowers. We are pleased to report that the status of credit quality remains good. Non-performing assets totaled $12.5 million, or 0.35% of total assets, at September 30, 2002, reflecting a decrease from both the December 31, 2001 level of $13.1 million, or 0.48% of total assets, and the September 30, 2001 level of $13.6 million, or 0.54% of total assets. The level of non-performing loans in the Company's loan portfolio remains low and very manageable. Maintaining good asset quality requires relentless and constant diligence and continues to be one of our highest priorities.


WAYNE HUMMER COMPANIES UPDATE

We continue to make good progress with the integration of the Wayne Hummer Companies (WHC) into Wintrust Financial Corporation. Here is a summary of the progress we've made to date:

o In May, we formally changed the name of our Wintrust Asset Management Company to Wayne Hummer Trust Company (WHTC), thus unifying all of our trust and investment services under the well-respected Wayne Hummer brand name;

o In June, we kicked off our Insured Bank Deposits(TM) program and to date have "migrated" over $180 million from the Wayne Hummer money market mutual funds to low cost deposit accounts at our affiliated banks. Our goal is to deploy these funds into loans, resulting in significantly higher earnings potential at the affiliate banks than the fee income otherwise generated by the mutual funds. The migration of additional funds to the affiliate banks is dependent on the desire of the customers to make the transition of their funds into FDIC insured bank accounts, the capital capacity of the Company and the availability of suitable loans/investments in which to deploy the funds. Wintrust estimates that approximately $200-$300 million in total may be migrated to bank deposits by year-end;

o In August, we launched Wayne Hummer Banking Services(TM)(provided by our North Shore Community Bank & Trust) to Wayne Hummer clients;

o In September, we introduced WHTC trust services to Wayne Hummer clients. This represents a sizeable cross sell opportunity for us;

o Also in September, we began advertising the Wayne Hummer brand in our bank marketing areas;

o In October we kicked off a new innovative business development marketing program for Wayne Hummer's Focused Investments as we aggressively look to expand our third-party-marketer investment services for community banks; and

o In November, we placed the first Wayne Hummer broker into one of our bank facilities. We continue to be approached by brokers from firms around Chicago that would like to join our growing Wayne Hummer franchise. With an aggressive recruiting program underway, we expect to have Wayne Hummer brokers in our key bank locations by early 2003. This is a significant growth opportunity for us--as these new brokers bring with them their current book of business and begin to offer these new services to our bank customer base.


MARKET CAPITALIZATION

As of the date of this  writing  (November  5), our stock price stood at $32.41, reflecting a market capitalization of approximately $556 million. This represents an increase of 88% since the beginning of the year. The increase in market capitalization is due to a 59% increase in our stock price since the beginning of the year as well as the issuance of additional shares during the last nine months. In October 2002, Wintrust Financial Corporation was added to the S&P SmallCap 600 Index. We are pleased to be included in this index as it increases the Company's visibility to a broad range of new institutional investors.

SUMMARY

In summary, we are very pleased with the continued growth in earnings, revenues and assets in the third quarter. We are working diligently to continue our unique growth story while improving our earnings level and your shareholder value.

                                            Yours truly,






John S. Lillard                 Edward J. Wehmer              David A. Dykstra
Chairman                        President & CEO               Sr. EVP & COO




--------------------------------------------------------------------------------
FORWARD-LOOKING STATEMENTS
--------------------------------------------------------------------------------
This letter contains forward-looking statements related to the Company's financial performance that are based on estimates. Wintrust intends such forward-looking statements to be covered by the safe harbor provision for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. Actual results could differ materially from those addressed in the forward-looking statements due to factors such as changes in economic conditions, competition, or other factors that may influence the anticipated growth rate of loans and deposits, the quality of the loan portfolio and loan and deposit pricing, unanticipated changes in interest rates that negatively impact net interest income, future events that may cause unforeseen loan or lease losses, slower than anticipated development and growth of Tricom and the trust and investment business, unanticipated changes in the temporary staffing industry, the ability to adapt successfully to technological changes to compete effectively in the marketplace, competition and the related pricing of brokerage and asset management products, unforeseen difficulties in integrating the acquisition of the Wayne Hummer Companies, the ability to pursue acquisition and expansion strategies and the ability to attract and retain experienced senior management. Therefore, there can be no assurances that future actual results will correspond to these forward-looking statements.

                         WINTRUST FINANCIAL CORPORATION
                727 North Bank Lane, Lake Forest, Illinois 60045

News Release

FOR IMMEDIATE RELEASE                                           October 17, 2002
---------------------

FOR MORE INFORMATION CONTACT:
Edward J. Wehmer, President & Chief Executive Officer
David A. Dykstra, Senior Executive Vice President, Chief Operating Officer & Chief Financial Officer
(847) 615-4096
Website address: www.wintrust.com


                     WINTRUST FINANCIAL CORPORATION REPORTS
                     --------------------------------------
                             THIRD QUARTER EARNINGS;
                             -----------------------
                        THIRD QUARTER NET EARNINGS UP 45%
                        ---------------------------------

         LAKE FOREST, ILLINOIS -- Wintrust Financial Corporation ("Wintrust") (Nasdaq: WTFC) announced quarterly net income of $7.3 million for the quarter ended September 30, 2002, an increase of $2.3 million, or 45%, over the $5.0 million recorded in the third quarter of 2001. On a per share basis, net income for the third quarter of 2002 totaled $0.40 per diluted common share, an $0.08 per share, or 25%, increase as compared to the 2001 third quarter total of $0.32 per diluted common share. The lower growth rate in the earnings per share as compared to net income was primarily due to the issuance of 762,742 shares in conjunction with the February 2002 acquisition of the Wayne Hummer Companies and the issuance of 1,362,750 additional shares of common stock in June and July of 2002. The return on average equity for the third quarter of 2002 stood at 13.68%.
         For the first nine months of 2002, net income totaled $20.0 million, or $1.16 per diluted common share, an increase of $6.7 million, or 50%, when compared to $13.3 million, or $0.93 per diluted common share, for the same period in 2001. Return on average equity for the first nine months of 2002 was 14.98% versus 15.44% for the same period of 2001.
         "We remain pleased with our overall performance. Total assets have increased by over $1 billion in the last 12 months. This 42% balance sheet growth has not compromised our commitment to asset quality as evidenced by our excellent non-performing asset ratios," commented Edward J. Wehmer, President and Chief Executive Officer. "Positioning the balance sheet to take advantage of future interest rate increases has caused some near-term net interest margin compression. Continued earning asset growth, successful residential mortgage lending activities and other opportunities that took advantage of the flattening yield curve have offset this margin compression. These are challenging times in the financial services industry and our employees have always been able to effectively deal with the changing environment. Accordingly, we remain comfortable that we will be able to meet or exceed the analysts' consensus earnings estimate for 2002 of $1.53 per share."

         Wintrust's key operating measures continue to show impressive growth rates in 2002 as compared to the prior year as evidenced by the table below:

                                                         Nine Months             Nine Months
                                                            Ended                   Ended                % or
                                                        September 30,           September 30,      basis point (bp)
(Dollars in thousands, except per share data)                2002                    2001               change
----------------------------------------------------  -------------------     ------------------  -------------------

Net income                                          $           19,953      $          13,275                  50.3  %
Net income per common share - Diluted               $             1.16      $            0.93                  24.7  %

Net revenues                                        $          114,480      $          75,763                  51.1  %
Net interest income                                 $           72,000      $          54,421                  32.3  %

Net interest margin                                               3.42   %               3.57   %               (15)bp
Core net interest margin (1)                                      3.60   %               3.82   %               (22)bp
Net overhead ratio (2)                                            1.48   %               1.62   %               (14)bp
Return on average assets                                          0.87   %               0.79   %                8  bp
Return on average equity                                         14.98   %              15.44   %               (46)bp

At end of period
Total assets                                        $        3,576,775      $       2,515,396                  42.2  %
Total loans, net of unearned income                 $        2,483,892      $       1,823,801                  36.2  %
Total deposits                                      $        2,971,485      $       2,184,309                  36.0  %

Book value per common share                         $            12.71      $            9.51                  33.6  %
Market price per common share                       $            28.65      $           20.70                  38.4  %
Common shares outstanding (in thousands)                        17,148                 14,510                  18.2  %
------------------------------------------------------------------------------------------------------------------------

(1)  Core  net  interest  margin  excludes  interest  expense   associated  with
     Wintrust's Long-term Debt - Trust Preferred Securities.

(2) The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period's total average assets.

         Wintrust Financial Corporation was added to the S&P SmallCap 600 Index in October 2002. Wintrust's inclusion in the index increases the Company's visibility to a broad range of new institutional investors.

         On January 24, 2002, Wintrust's Board of Directors declared a 3-for-2 stock split of its common stock, effected in the form of a 50% stock dividend, paid on March 14, 2002 to shareholders of record as of March 4, 2002. All historical share data and per share amounts have been restated to reflect this split.
         On February 20, 2002, Wintrust completed its acquisition of Wayne Hummer Investments, LLC (including its wholly owned subsidiary, Focused Investments LLC) and Wayne Hummer Asset Management Company (collectively, the "Wayne Hummer Companies"). Accounted for as a purchase, the Wayne Hummer Companies results of operations are included only since the effective date of acquisition in Wintrust's first nine months of 2002 results. The integration of the Wayne Hummer Companies into the Wintrust organization is proceeding smoothly. As of September 30, 2002, we have migrated approximately $179.8 million of customers' funds from the money market mutual fund into insured bank deposits of the Wintrust banks. The introduction of bank and trust products to customers of the Wayne Hummer Companies has started, as well as the referral of banking customers to Wayne Hummer's brokerage operation. We now are actively pursuing the placement of brokerage representatives into the markets served by Wintrust banks.
         The results for the first nine months of 2002 include pre-tax income of $1.25 million, or $754,000 after-tax, for a partial settlement received in the first quarter of 2002 related to a non-recurring charge recorded in 2000. Excluding this settlement income, net income in the first nine months of 2002 was $19.2 million, or $1.12 per diluted share. Included in the first nine months of 2001, is a cumulative effect of a change in accounting for interest rate caps, which resulted in an after-tax charge of $254,000, or $0.02 per diluted share.
         Total assets rose to $3.6 billion at September 30, 2002, an increase of $1.1 billion, or 42%, compared to $2.5 billion a year ago, and an increase of $871 million, or 43% on an annualized basis, since December 31, 2001. Total deposits as of September 30, 2002 were $3.0 billion, an increase of $787 million, or 36%, as compared to $2.2 billion at September 30, 2001, and an increase of $657 million, or 38% on an annualized basis, since year-end 2001. Total loans grew to $2.5 billion as of September 30, 2002, a $660 million, or 36%, increase over the $1.8 billion balance as of a year ago, and a $465 million, or 31% on an annualized basis, increase since December 31, 2001.

         For the third quarter of 2002, net interest income totaled $25.4 million, increasing $6.3 million, or 33%, compared to the third quarter of 2001. Average earning assets grew $900 million over the third quarter of 2001, a 41% increase. Despite the third quarter's economic weaknesses and the current interest rate environment, net interest income in the quarter increased by $1.0 million, or 4%, over the second quarter of 2002. Strong loan growth in the third quarter of 2002 continued to fuel earning asset growth as average loans increased over the second quarter of 2002 by $233 million, or 42% on an annualized basis. Offsetting the impact of this outstanding earning asset growth in the quarter was a decline in the net interest margin for the third quarter of 2002 to 3.26%, compared with 3.56% in the second quarter of 2002. The Company has positioned its balance sheet to benefit from future rising interest rates. The net interest margin contracted in the third quarter due to a flattening yield curve, our preference for variable rate commercial and commercial real estate loans and agency securities with call options written against them being called with proceeds being reinvested in lower yielding liquid assets. Mitigating the continued margin pressure caused by a lower rate environment and a balance sheet positioned for rising rates, we experienced a significant increase in fees on mortgage loans sold and additional opportunities to realize fees from covered call option transactions.
         Non-interest income totaled $42.5 million for the first nine months of 2002, increasing $21.1 million, or 99%, over the same period in 2001 and totaled $16.0 million in the third quarter of 2002, increasing $8.9 million, or 125%, over the third quarter of 2001. The primary contributor to these increases was the additional fees realized from the asset management and brokerage services of the recently acquired Wayne Hummer Companies of $6.1 million in the third quarter of 2002 and $17.1 million for the year-to-date period. Fees on mortgage loans sold was the other major contributor to the increase in non-interest income. For the quarter ended September 30, 2002 these fees totaled $3.8 million, an increase of $2.1 million, or 120%, from the prior year third quarter and up from the $1.9 million recorded in the second quarter of 2002. For the first nine months of 2002 fees on mortgage loans sold increased $2.5 million, or 49%, over 2001. Partially offsetting the increased fees on mortgage loans sold were the commissions paid to the mortgage originators, increasing $738,000 from the prior year third quarter, $605,000 from the second quarter of 2002 and $1.1 million over the first nine months of 2001. Fees from covered call option transactions in the third quarter of 2002 totaled $1.3 million, compared to $1.1 million in the third quarter of 2001 and $789,000 in the second quarter of 2002. On a year-to-date basis, we have recognized $3.7 million in fees from covered call option transactions in 2002 compared to $3.4 million in 2001.
         Non-interest expense totaled $76.5 million for the first nine months of 2002, increasing $27.9 million, or 57%, over the first nine months of 2001 and totaled $27.9 million in the third quarter of 2002, increasing $11.6 million, or 71%, over the third quarter of 2001. Excluding the impact of the Wayne Hummer Companies, non-interest expense for the first nine months of 2002 increased by $8.7 million, or 18%, compared to the first nine months of 2001, while non-interest expense for the third quarter of 2002 increased by $4.3 million, or 26%, compared to the third quarter of 2001. The growth in non-interest expense, excluding the impact of the Wayne Hummer Companies, is attributable to increases in salaries and benefits and operating costs as a result of continued growth and expansion of the banking franchise (including the commissions paid to mortgage originators described above and other costs related to increased mortgage loan activities), normal annual increases in salaries and increased costs of employee benefits. The net overhead ratio for the first nine months of 2002 declined to 1.48% from 1.62% in the same period last year.
         Non-performing assets totaled $12.5 million, or 0.35% of total assets, at September 30, 2002, reflecting a decrease from both the December 31, 2001 level of $13.1 million, or 0.48% of total assets, and the September 30, 2001 level of $13.6 million, or 0.54% of total assets. The level of non-performing assets in the Company's loan portfolio remains low and very manageable.
         Wintrust is a financial holding company whose common stock is traded on the Nasdaq Stock Market(R). Its seven suburban Chicago community bank subsidiaries, each of which was founded as a de novo bank since December 1991, are located in high income retail markets -- Lake Forest Bank & Trust Company, Hinsdale Bank & Trust Company, North Shore Community Bank & Trust Company in Wilmette, Libertyville Bank & Trust Company, Barrington Bank & Trust Company, Crystal Lake Bank & Trust Company and Northbrook Bank & Trust Company. The banks also operate facilities in Lake Bluff, Highland Park, Hoffman Estates, Highwood, Glencoe, Winnetka, Clarendon Hills, Western Springs, Skokie, Wauconda, McHenry and Riverside, Illinois. Additionally, the Company operates various non-bank subsidiaries. First Insurance Funding Corporation, one of the largest commercial insurance premium finance companies operating in the United States, serves commercial loan customers throughout the country. Wayne Hummer Trust Company, a trust subsidiary, allows Wintrust to service customers' trust and investment needs at each banking location. Tricom, Inc. of Milwaukee provides short-term accounts receivable financing and value-added out-sourced administrative services, such as data processing of payrolls, billing and cash management services, to temporary staffing service clients located throughout the United States. Wayne Hummer Investments, LLC is a broker-dealer providing a full range of private client and brokerage services to clients located primarily in the Midwest. Focused Investments LLC is a broker-dealer that provides a full range of investment solutions to clients through a network of community-based financial institutions throughout the Midwest. Wayne Hummer Asset Management Company provides money management services and advisory services to individual accounts as well as the Wayne Hummer Companies' four proprietary mutual funds. Wintrust Information Technology Services Company provides information technology support, item capture and statement preparation services to the Wintrust subsidiaries.
         Currently, Wintrust operates a total of 31 banking offices and is in the process of constructing several additional branch facilities. All of the Company's banking subsidiaries are locally managed with large local boards of directors. Wintrust Financial Corporation has been one of the fastest growing de novo bank groups in Illinois.

                                      # # #

WINTRUST FINANCIAL CORPORATION
SELECTED FINANCIAL HIGHLIGHTS

                                                             THREE MONTHS ENDED                   NINE MONTHS ENDED
                                                               SEPTEMBER 30,                        SEPTEMBER 30,
                                                      ------------------------------------- -----------------------------------
  (Dollars in thousands, except per share data)              2002               2001               2002              2001
  ---------------------------------------------------------------------- ------------------ ------------------ ----------------

  SELECTED FINANCIAL CONDITION DATA (AT END OF PERIOD):
  Total assets                                        $ 3,576,775        $   2,515,396
  Total deposits                                        2,971,485            2,184,309
  Total loans, net of unearned income                   2,483,892            1,823,801
  Long-term debt - trust preferred securities              51,050               51,050
  Total shareholders' equity                              218,028              138,024
  --------------------------------------------------------------------------------------

  SELECTED STATEMENTS OF INCOME DATA:
  Net interest income                                 $    25,415        $      19,130       $    72,000       $     54,421
  Net revenues                                             41,372               26,231           114,480             75,763
  Income before taxes and cumulative effect of
     accounting change                                     10,924                7,792            30,616             21,169
  Net income before cumulative effect of
     accounting change                                      7,284                5,008            19,953             13,529
  Net income                                                7,284                5,008            19,953             13,275
  Net income per common share - Basic                        0.43                 0.35              1.24               0.99
  Net income per common share - Diluted                      0.40                 0.32              1.16               0.93
  -----------------------------------------------------------------------------------------------------------------------------

  SELECTED FINANCIAL RATIOS AND OTHER DATA:
  Performance Ratios:
  Net interest margin                                        3.26   %             3.46   %          3.42   %           3.57 %
  Core net interest margin (1)                               3.42                 3.69              3.60               3.82
  Non-interest income to average assets                      1.87                 1.17              1.85               1.27
  Non-interest expense to average assets                     3.27                 2.69              3.33               2.89
  Net overhead ratio (2)                                     1.40                 1.52              1.48               1.62
  Efficiency ratio (3)                                      67.48                61.61             66.51              63.86
  Return on average assets                                   0.85                 0.83              0.87               0.79
  Return on average equity                                  13.68                14.87             14.98              15.44

  Average total assets                                $ 3,392,669        $   2,405,547       $ 3,068,189       $  2,245,797
  Average shareholders' equity                            211,181              133,635           178,093            114,934
  Average loan-to-average deposit ratio                      85.6   %             87.3   %          87.8   %           87.5 %
  -----------------------------------------------------------------------------------------------------------------------------

  Common Share Data at end of period:
  Market price per common share                       $     28.65        $       20.70
  Book value per common share                         $     12.71        $        9.51
  Common shares outstanding (in thousands)                 17,148               14,510

  Other Data at end of period:
  Allowance for loan losses                           $    17,199        $      13,094
  Non-performing assets                               $    12,451        $      13,564
  Allowance for loans losses to total loans                  0.69   %             0.72   %
  Non-performing assets to total assets                      0.35   %             0.54   %
  Number of:
    Bank subsidiaries                                           7                    7
    Non-bank subsidiaries                                       7                    3
    Banking offices                                            31                   29
  =============================================================================================================================

  (1) The core net interest margin excludes the interest expense associated with Wintrust's Long-term Debt - Trust Preferred Securities.
  (2) The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period's total average assets.
  (3) The efficiency ratio is calculated by dividing total non-interest expense by tax-equivalent net revenues (less securities gains or losses).

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION


                                                                    (UNAUDITED)                              (Unaudited)
                                                                   SEPTEMBER 30,         December 31,        September 30,
  (In thousands)                                                       2002                 2001                 2001
  --------------------------------------------------------------------------------------------------------------------------
  ASSETS
  Cash and due from banks                                      $          88,535   $           71,575  $           56,169
  Federal funds sold and securities purchased
     under resale agreements                                             303,560               51,955             184,632
  Interest-bearing deposits with banks                                     1,591                  692                 156
  Available-for-sale securities, at fair value                           371,684              385,350             296,442
  Trading account securities                                               5,964                   --                  --
  Brokerage customer receivables                                          44,222                   --                  --
  Mortgage loans held-for-sale                                            58,237               42,904              23,923
  Loans, net of unearned income                                        2,483,892            2,018,479           1,823,801
      Less: Allowance for loan losses                                     17,199               13,686              13,094
  --------------------------------------------------------------------------------------------------------------------------
      Net loans                                                        2,466,693            2,004,793           1,810,707
  Premises and equipment, net                                            117,299               99,132              94,958
  Accrued interest receivable and other assets                            92,518               38,936              38,155
  Goodwill                                                                25,220                9,976              10,128
  Other intangibles                                                        1,252                  109                 126
  --------------------------------------------------------------------------------------------------------------------------
      Total assets                                             $       3,576,775   $        2,705,422  $        2,515,396
  ==========================================================================================================================


  LIABILITIES AND SHAREHOLDERS' EQUITY
  Deposits:
    Non-interest bearing                                       $         281,204   $          254,269  $          209,276
    Interest bearing                                                   2,690,281            2,060,367           1,975,033
  --------------------------------------------------------------------------------------------------------------------------
      Total  deposits                                                  2,971,485            2,314,636           2,184,309


  Notes payable                                                           63,625               46,575              33,000

  Federal Home Loan Bank advances                                        140,000               90,000              30,000

  Other borrowings                                                        49,245               28,074              38,358

  Long-term debt - trust preferred securities                             51,050               51,050              51,050
  Accrued interest payable and other liabilities                          83,342               33,809              40,655
  --------------------------------------------------------------------------------------------------------------------------
      Total liabilities                                                3,358,747            2,564,144           2,377,372
  --------------------------------------------------------------------------------------------------------------------------

  Shareholders' equity:
    Preferred stock                                                           --                   --                  --
    Common stock                                                          17,148               14,532              14,510
    Surplus                                                              152,557               97,956              97,699
    Common stock warrants                                                     96                   99                  99
    Treasury stock, at cost                                                   --                   --                  --
    Retained earnings                                                     49,045               30,995              25,831
    Accumulated other comprehensive loss                                    (818)              (2,304)              (115)
  --------------------------------------------------------------------------------------------------------------------------
      Total shareholders' equity                                         218,028              141,278             138,024
  --------------------------------------------------------------------------------------------------------------------------
      Total liabilities and shareholders' equity               $       3,576,775   $        2,705,422  $        2,515,396
  ==========================================================================================================================

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

                                                                       Three Months Ended              NINE MONTHS ENDED
                                                                         September 30,                   SEPTEMBER 30,
                                                                -----------------------------------------------------------------
  (In thousands, except per share data)                               2002            2001            2002            2001
  -------------------------------------------------------------------------------------------------------------------------------
  INTEREST INCOME
    Interest and fees on loans                                    $     41,398    $     38,425   $      116,425    $    112,830
    Interest bearing deposits with banks                                     9               1               17               4
    Federal funds sold and securities purchased under resale
    agreements                                                             713           1,413            1,211           3,731
    Securities                                                           4,829           2,690           14,540           9,136
    Trading account securities                                              42              --              122              --
    Brokerage customer receivables                                         554              --            1,739              --
  -------------------------------------------------------------------------------------------------------------------------------
     Total interest income                                              47,545          42,529          134,054         125,701
  -------------------------------------------------------------------------------------------------------------------------------
  INTEREST EXPENSE
    Interest on deposits                                                18,449          21,290           51,709          64,885
    Interest on Federal Home Loan Bank advances                          1,490             265            3,465             265
    Interest on notes payable and other borrowings                         904             557            3,017           2,267
    Interest on long-term debt - trust preferred securities              1,287           1,287            3,863           3,863
  -------------------------------------------------------------------------------------------------------------------------------
     Total interest expense                                             22,130          23,399           62,054          71,280
  -------------------------------------------------------------------------------------------------------------------------------
  NET INTEREST INCOME                                                   25,415          19,130           72,000          54,421
  Provision for loan losses                                              2,504           2,100            7,335           6,002
  -------------------------------------------------------------------------------------------------------------------------------
  Net interest income after provision for loan losses                   22,911          17,030           64,665          48,419
  -------------------------------------------------------------------------------------------------------------------------------
  NON-INTEREST INCOME
    Trust, asset management and brokerage fees                           6,725             486           18,726           1,459
    Fees on mortgage loans sold                                          3,794           1,725            7,745           5,197
    Service charges on deposit accounts                                    798             637            2,289           1,790
    Gain on sale of premium finance receivables                            656           1,265            2,250           3,656
    Administrative services revenue                                        941             995            2,694           3,137
    Net securities gains (losses)                                          196            (57)               43             315
    Other                                                                2,847           2,050            8,733           5,788
  -------------------------------------------------------------------------------------------------------------------------------
     Total non-interest income                                          15,957           7,101           42,480          21,342
  -------------------------------------------------------------------------------------------------------------------------------
  NON-INTEREST EXPENSE
    Salaries and employee benefits                                      16,863           9,031           45,625          26,244
    Occupancy, net                                                       1,700           1,238            4,853           3,660
    Equipment expense                                                    1,760           1,561            5,286           4,627
    Data processing                                                      1,073             860            3,129           2,512
    Advertising and marketing                                              596             411            1,653           1,144
    Professional fees                                                      737             459            2,033           1,524
    Amortization of goodwill                                                --             152               --             465
    Amortization of other intangibles                                      120              17              237              51
    Other                                                                5,095           2,610           13,713           8,365
  -------------------------------------------------------------------------------------------------------------------------------
     Total non-interest expense                                         27,944          16,339           76,529          48,592
  -------------------------------------------------------------------------------------------------------------------------------
  Income before taxes and cumulative effect of accounting change        10,924           7,792           30,616          21,169
  Income tax expense                                                     3,640           2,784           10,663           7,640
  -------------------------------------------------------------------------------------------------------------------------------
  Income before cumulative effect of accounting change                   7,284           5,008           19,953          13,529
  Cumulative effect of change in accounting for derivatives,
  net of tax                                                                --              --               --            (254)
  -------------------------------------------------------------------------------------------------------------------------------
  NET INCOME                                                      $      7,284    $      5,008   $       19,953    $     13,275
  ===============================================================================================================================
  BASIC EARNINGS PER SHARE:
    Income before cumulative effect of accounting change          $       0.43    $       0.35   $         1.24    $       1.01
    Cumulative effect of accounting change, net of tax                      --              --               --           (0.02)
  -------------------------------------------------------------------------------------------------------------------------------
  NET INCOME PER COMMON SHARE - BASIC                             $       0.43    $       0.35   $         1.24    $       0.99
  ===============================================================================================================================
  DILUTED EARNINGS PER SHARE:
    Income before cumulative effect of accounting change          $       0.40    $       0.32   $         1.16    $       0.95
    Cumulative effect of accounting change, net of tax                      --              --               --           (0.02)
  -------------------------------------------------------------------------------------------------------------------------------
  NET INCOME PER COMMON SHARE - DILUTED                           $       0.40    $       0.32   $         1.16    $       0.93
  ===============================================================================================================================
  Cash dividends declared per common share                        $      0.060    $      0.047   $        0.120    $      0.093
  ===============================================================================================================================
  Weighted average common shares outstanding                            17,114          14,493           16,047          13,469
  Dilutive potential common shares                                       1,198             957            1,089             744
  -------------------------------------------------------------------------------------------------------------------------------
  Average common shares and dilutive common shares                      18,312          15,450           17,136          14,213
  ===============================================================================================================================

LOANS, NET OF UNEARNED INCOME                                                                       % Growth          % Growth
                                                                                                      from              From
                                          SEPTEMBER 30,       December 31,      September 30,     December 31,      September 30,
  (Dollars in thousands)                      2002                2001              2001            2001 (1)            2001
---------------------------------------------------------   ----------------- ------------------ ---------------   ----------------
  BALANCE:
  --------
  Commercial and commercial real estate   $  1,250,348      $    1,007,580     $      847,838            32.2  %            47.5  %
  Home equity                                  350,422             261,049            236,446            45.8               48.2
  Residential real estate                      151,193             140,041            132,809            10.6               13.8
  Premium finance receivables                  470,470             348,163            335,742            47.0               40.1
  Indirect auto loans                          184,665             184,209            191,208             0.3               (3.4)
  Tricom finance receivables                    20,981              18,280             19,244            19.8                9.0
  Consumer and other loans                      55,813              59,157             60,514             (7.6)             (7.8)
                                         ----------------   ----------------- ------------------ ---------------   ----------------
    Total loans, net of unearned income   $  2,483,892      $    2,018,479     $    1,823,801            30.8  %            36.2  %
                                         ----------------   ----------------- ------------------ ---------------   ----------------
  MIX:
  ----
  Commercial and commercial real estate             50  %               50  %              47  %
  Home equity                                       14                  13                 13
  Residential real estate                            6                   7                  7
  Premium finance receivables                       19                  17                 18
  Indirect auto loans                                8                   9                 11
  Tricom finance receivables                         1                   1                  1
  Consumer and other loans                           2                   3                  3
                                         -------------------- -----------------   ----------------
    Total loans, net of unearned income            100  %              100  %             100  %
                                         -------------------- -----------------   ----------------

(1)  Annualized


DEPOSITS                                                                                         % Growth          % Growth
                                                                                                   From              From
                                       SEPTEMBER 30,      December 31,      September 30,      December 31,     September 30,
  (Dollars in thousands)                   2002               2001              2001             2001 (1)            2001
------------------------------------------------------  ------------------ ----------------   ---------------  -----------------
  BALANCE:
  --------
   Non-interest bearing                $    281,204      $      254,269    $     209,276              14.2  %            34.4  %
   NOW                                      360,583             286,860          246,319              34.4               46.4
   Money market                             381,593             335,881          311,336              18.2               22.6
   Brokerage customer deposits              179,796                  --               --                --                 --
   Savings                                  135,958             132,514          128,697               3.5                5.6
   Time certificate of deposits           1,632,351           1,305,112        1,288,681              33.5               26.7
                                       ---------------  ------------------ ----------------   ---------------  -----------------
    Total deposits                     $  2,971,485      $    2,314,636    $   2,184,309              37.9  %            36.0  %
                                       ---------------  ------------------ ----------------   ---------------  -----------------
  MIX:
  ----
   Non-interest bearing                           9  %               11  %            10  %
   NOW                                           12                  12               11
   Money market                                  13                  15               14
   Brokerage customer deposits                    6                  --               --
   Savings                                        5                   6                6
   Time certificate of deposits                  55                  56               59
                                      -------------------   ---------------- -----------------
    Total deposits                              100  %              100  %           100  %
                                      -------------------   ---------------- -----------------

  (1)  Annualized

Previously, Wintrust indicated its intentions to attempt to migrate funds from the money market mutual fund balances managed by Wayne Hummer Asset Management Company into deposit accounts of the Wintrust affiliate banks. Consistent with reasonable interest rate risk parameters, the funds will generally be invested in loan production of the affiliate banks as well as other investments suitable for banks. As of September 30, 2002, approximately $180 million had migrated into the insured bank deposit product at the affiliate banks. The migration of additional funds to the affiliate banks is subject to the desire of the customers to make the transition of their funds into FDIC insured bank accounts, capital capacity of the Company and the availability of suitable investments in which to deploy the funds. Wintrust estimates that approximately $200-$300 million in total may be migrated to bank deposits by year-end.

NET INTEREST INCOME

The following table presents a summary of Wintrust's net interest income and related net interest margins, calculated on a fully tax-equivalent basis, for the three-month periods ended September 30, 2002 and 2001:

                                                        FOR THE QUARTER ENDED                    For the Quarter Ended
                                                          SEPTEMBER 30, 2002                       September 30, 2001
                                               ----------------------------------------------------------------------------------
(Dollars in thousands)                             AVERAGE      INTEREST       RATE         Average       Interest      Rate
----------------------                         ----------------------------------------------------------------------------------

Liquidity management assets (1) (2)             $      611,355  $     5,604     3.64 %    $      372,353  $     4,123    4.39 %
Other earning assets (3)                                56,836          596     4.16                  --           --      --
Loans, net of unearned income (2) (4)                2,452,239       41,572     6.73           1,848,468       38,636    8.29
                                               ----------------------------------------------------------------------------------
   Total earning assets                         $    3,120,430  $    47,772     6.07 %    $    2,220,821  $    42,759    7.64 %
                                               ----------------------------------------------------------------------------------

Interest-bearing deposits                       $    2,539,544  $    18,449     2.88 %    $    1,905,097  $    21,290    4.43 %
Federal Home Loan Bank advances                        139,900        1,490     4.23              22,500          265    4.67
Notes payable and other borrowings                     114,778          904     3.12              44,729          557    4.94
Long-term debt - trust preferred securities             51,050        1,287    10.09              51,050        1,287   10.09
                                               ----------------------------------------------------------------------------------
   Total interest-bearing liabilities           $    2,845,272  $    22,130     3.09 %    $    2,023,376  $    23,399    4.59 %
                                               ----------------------------------------------------------------------------------

Interest rate spread (5)                                                        2.98 %                                   3.05 %
Net free funds/contribution (6)                 $      275,158                  0.28      $      197,445                 0.41
                                               ----------------            ------------------------------            ------------
Net interest income/Net interest margin                         $    25,642     3.26 %                    $    19,360    3.46 %
                                                              --------------                            --------------
                                                                           -------------                             ------------
Core net interest margin (7)                                                    3.42 %                                   3.69 %
                                                                           -------------                             ------------

-------------------------------------------------------------------------------------------------------------------

(1) Liquidity management assets include available-for-sale securities, interest earning deposits with banks and federal funds sold.
(2) Interest income on tax-advantaged loans and securities reflects a tax-equivalent adjustment based on a marginal federal corporate tax rate of 35%. The total adjustments for the quarters ended September 30, 2002 and 2001 were $227,000 and $230,000, respectively.
(3) Other earning assets include brokerage customer receivables and trading account securities. (4) Loans, net of unearned income includes mortgages held for sale and non-accrual loans. (5) Interest rate spread is the difference between the yield earned on earning assets and the rate paid on interest-bearing liabilities.
(6) Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The contribution is based on the rate paid for total interest-bearing liabilities.
(7) The core net interest margin excludes the impact of Wintrust's Long-term Debt - Trust Preferred Securities.

Net interest income, which is the difference between interest income and fees on earning assets and interest expense on deposits and borrowings, is the major source of earnings for Wintrust. Tax-equivalent net interest income for the quarter ended September 30, 2002 totaled $25.6 million, an increase of $6.2 million, or 32%, as compared to the $19.4 million recorded in the same quarter of 2001. Average loans in the third quarter of 2002 increased $604 million, or 33%, over the third quarter of 2001.

Net interest margin represents tax-equivalent net interest income as a percentage of the average earning assets during the period. For the third quarter of 2002 the net interest margin was 3.26%, a decrease of 20 basis points when compared to the net interest margin of 3.46% in the prior year third quarter. The core net interest margin, which excludes the interest expense related to Wintrust's Long-term Debt - Trust Preferred Securities, was 3.42% for the third quarter of 2002, and decreased 27 basis points when compared to the prior year third quarter's core margin of 3.69%. Wintrust's net interest margin declined by 30 basis points when compared to the second quarter of 2002. The net interest margin contracted due to a flattening yield curve, the Company's preference for variable rate commercial and commercial real estate loans and agency securities with call options written against them being called combined with the asset sensitivity of the balance sheet.

The yield on total earning assets for the third quarter of 2002 was 6.07% as compared to 7.64% in 2001, a decrease of 157 basis points resulting primarily from the effect of decreases in general market rates on liquidity management assets and loans. The other earning assets shown in the third quarter of 2002 reflect interest-bearing brokerage customer receivables and trading account securities managed at the Wayne Hummer Companies. The yield on earning assets is heavily dependent on the yield on loans since average loans comprised approximately 79% of total average earning assets. The third quarter 2002 yield on loans was 6.73%, a 156 basis point decrease when compared to the prior year third quarter yield of 8.29%. The average prime lending rate was 4.75% during the third quarter of 2002 versus 6.58% for the third quarter of 2001, reflecting a decrease of 183 basis points.

The rate paid on interest-bearing liabilities for the third quarter of 2002 was 3.09%, compared to 4.59% in the third quarter of 2001, a decline of 150 basis points. Interest-bearing deposits accounted for 89% of total interest-bearing funding in the third quarter of 2002, compared to 94% in the same period of 2001. The rate paid on interest-bearing deposits averaged 2.88% for the third quarter of 2002 versus 4.43% for the same quarter of 2001, a decrease of 155 basis points. During 2001, Wintrust initiated borrowing from the Federal Home Loan Bank ("FHLB"). The Company initially borrowed from the FHLB in the third and fourth quarters of 2001 and borrowed an additional $50 million in the second quarter of 2002. The increase in notes payable and other borrowings in the third quarter of 2002 compared to the same quarter in 2001 was a result of the funding at the Wayne Hummer Companies for the brokerage customer receivables, additional funding required for the purchase of the Wayne Hummer Companies and borrowings utilized to fund the additional capital requirements of the subsidiary banks. The rate paid on Federal Home Loan Bank advances, notes payable and other borrowings decreased 112 basis points to 3.73% in the third quarter of 2002 as compared to 4.85% in the third quarter of 2001.


The following table presents a summary of Wintrust's net interest income and related net interest margins, calculated on a fully tax-equivalent basis, for the nine-month periods ended September 30, 2002 and 2001:

                                                       FOR THE NINE MONTHS ENDED               For the Nine Months Ended
                                                          SEPTEMBER 30, 2002                       September 30, 2001
                                                ---------------------------------------------------------------------------------
(Dollars in thousands)                               Average      Interest    Rate            Average       Interest   Rate
----------------------                          ---------------------------------------------------------------------------------

Liquidity management assets (1) (2)              $     517,856 $      15,865    4.10%     $      331,602 $     12,918    5.21  %
Other earning assets (3)                                57,663         1,861    4.31                  --           --      --
Loans, net of unearned income (2) (4)                2,262,057       116,955    6.91           1,732,973      113,431    8.75
                                                ---------------------------------------------------------------------------------
   Total earning assets                          $   2,837,576 $     134,681    6.35%    $     2,064,575 $    126,349    8.18  %
                                                ---------------------------------------------------------------------------------

Interest-bearing deposits                        $   2,286,074 $      51,709    3.02%    $     1,782,386 $     64,885    4.87  %
Federal Home Loan Bank advances                        112,062         3,465    4.13               7,582          265    4.67
Notes payable and other borrowings                     130,714         3,017    3.09              53,095        2,267    5.71
Long-term debt - trust preferred securities             51,050         3,863   10.09              51,050        3,863   10.09
                                                ---------------------------------------------------------------------------------
   Total interest-bearing liabilities            $   2,579,900 $      62,054    3.22%    $     1,894,113 $     71,280    5.03  %
                                                ---------------------------------------------------------------------------------

Interest rate spread (5)                                                        3.13 %                                   3.15 %
Net free funds/contribution (6)                  $     257,676                  0.29     $       170,462                 0.42
                                                ---------------             -----------------------------            ------------
Net interest income/Net interest margin                        $      72,627    3.42 %                   $     55,069    3.57 %
                                                              ---------------                           --------------
                                                                            ------------                             ------------
Core net interest margin (7)                                                    3.60 %                                   3.82 %
                                                                            ------------                             ------------

---------------------------------------------------------------------------------------------------------------------------------

(1)Liquidity management assets include available-for-sale securities, interest earning deposits with banks and federal funds sold.
(2)Interest income on tax-advantaged loans and securities reflects a tax-equivalent adjustment based on a marginal federal corporate tax rate of 35%. The total adjustments for the nine-months ended September 30, 2002 and 2001 were $627,000 and $648,000, respectively.
(3)Other earning assets include brokerage customer receivables and trading account securities. (6) Loans, net of unearned income includes mortgages held for sale and non-accrual loans. (7) Interest rate spread is the difference between the yield earned on earning assets and the rate paid on interest-bearing liabilities.
(6)Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The contribution is based on the rate paid for total interest-bearing liabilities.
(7)The core net interest margin excludes the impact of Wintrust's Long-term Debt
   - Trust Preferred Securities.

NON-INTEREST INCOME

For the third quarter of 2002, non-interest income totaled $16.0 million and increased $8.9 million over the prior year quarter. Significant increases were realized in trust, asset management and brokerage fees as a result of the Wayne Hummer Companies acquisition during the first quarter of 2002. Trust, asset management and brokerage fees is comprised of the trust and asset management revenue of Wayne Hummer Trust Company (name changed from Wintrust Asset Management Company in May 2002) and the asset management fees, brokerage commissions, trading commissions and insurance product commissions at the Wayne Hummer Companies. The increase in this category, up $6.2 million over the third quarter of 2001, is primarily attributable to the revenues from the Wayne Hummer Companies. Wintrust is committed to growing the trust and investment business in order to better service its customers and create a more diversified revenue stream. Non-interest income comprised approximately 27% of total net revenues in the third quarter of 2001. Primarily as a result of the Wayne Hummer Companies acquisition, this has increased to approximately 39% for the third quarter of 2002.

Fees on mortgage loans sold include income from originating and selling residential real estate loans into the secondary market. For the quarter ended September 30, 2002, these fees totaled $3.8 million, an increase of $2.1 million, or 120%, from the prior year third quarter and up from the $1.9 million recorded in the second quarter of 2002. Although these fees are a continuous source of revenue, these fees continue to be benefited by higher levels of mortgage origination volumes, particularly refinancing activity caused by the low level of mortgage interest rates. Management anticipates that the levels of refinancing activity may taper off slightly for the remainder of 2002, barring any further reductions in mortgage interest rates.

Service charges on deposit accounts totaled $798,000 for the third quarter of 2002, an increase of $161,000, or 25%, when compared to the same quarter of 2001. This increase was mainly due to a higher deposit base and a larger number of accounts at the banking subsidiaries. The majority of deposit service charges relates to customary fees on overdrawn accounts and returned items. The level of service charges received is substantially below peer group levels, as management believes in the philosophy of providing high quality service without encumbering that service with numerous activity charges.

As a result of continued strong loan originations of premium finance receivables, Wintrust sold premium finance receivables to an unrelated third party in the third quarter of 2002 and recognized gains of $656,000 related to this activity, compared with $1.3 million of recognized gains in the third quarter of 2001. Wintrust has a philosophy of maintaining its average loan-to-deposit ratio in the range of 85-90%. During the third quarter of 2002, the ratio was approximately 86%. Accordingly, Wintrust sold excess premium finance receivables volume to an unrelated third party financial institution. Consistent with Wintrust's strategy to be asset-driven and the desire to maintain our loan-to-deposit ratio in the aforementioned range, it is probable that similar sales of premium finance receivables will occur in the future.

The administrative services revenue contributed by Tricom added $941,000 to total non-interest income in the third quarter of 2002, a decrease of $54,000 from the third quarter of 2001 and an increase of $10,000 from the second quarter of 2002. This revenue comprises income from administrative services, such as data processing of payrolls, billing and cash management services, to temporary staffing service clients located throughout the United States. The revenue growth at Tricom had stagnated in previous quarters due to the general slowdown in the United States economy and the reduction in the placement of temporary staffing individuals by Tricom's customers. This business segment appears to be rebounding as exhibited by the slightly higher levels of revenue recorded by Tricom when compared to the first and second quarters of 2002. Tricom also earns interest and fee income from providing short-term accounts receivable financing to this same client base, which is included in the net interest income category.

For the first nine months of 2002, total non-interest income was $42.5 million and increased $21.1 million, or 99%, when compared to the same period in 2001. Excluding the impact of the Wayne Hummer Companies, contributing $17.7 million of non-interest revenue, and the $1.25 million partial settlement related to the premium finance defalcation that was recovered in the first quarter of 2002, non-interest income for the first nine months of 2002 increased by $2.2 million, or 10%, compared to the first nine months of 2001. This increase was comprised of increased fees on mortgage loans sold from originating and selling residential real estate loans into the secondary market of $2.5 million, higher service charges on deposit accounts of $499,000 due to a higher deposit base and a larger number of accounts at the banking subsidiaries and higher other miscellaneous sources of revenue totaling $1.1 million offset by decreases in recognized gains related to the sale of premium finance receivables to an unrelated third party of $1.4 million, lower administrative services revenue contributed by Tricom of $443,000 and lower net securities gains of $272,000.


NON-INTEREST EXPENSE

Non-interest expense for the third quarter of 2002 totaled $27.9 million and increased $11.6 million, or 71%, from the third quarter 2001 total of $16.3 million. Operating expenses of the Wayne Hummer Companies, the continued growth and expansion of the banks with additional branches and the growth in the premium finance business are the major causes for this increase. Since September 30, 2001 total deposits and total loans have both increased 36% requiring higher levels of staffing and other costs to both attract and service the larger customer base. Excluding the impact of the Wayne Hummer Companies, total non-interest expense increased $4.3 million, or 26%, when compared to the third quarter of 2001, below the pace of the balance sheet growth.

Salaries and employee benefits totaled $16.9 million for the third quarter of 2002, an increase of $7.8 million, or 87%, as compared to the prior year's third quarter total of $9.0 million. This increase was primarily due to the employee costs associated with the Wayne Hummer Companies, increases in salaries and employee benefit costs as a result of continued growth and expansion of the banking franchise, commissions associated with increased mortgage loan origination activity and normal annual increases in salaries and the employee benefit costs. Excluding the impact of the Wayne Hummer Companies, total salaries and employee benefits expense increased $2.6 million, or 29%, when compared to the third quarter of 2001 and increased by $1.6 million, or 16%, when compared to the second quarter of 2002.

Other categories of non-interest expense, such as occupancy costs, equipment expense and data processing, also increased over the prior year third quarter due to the acquisition of the Wayne Hummer Companies and the general growth and expansion of the banks. Other non-interest expense, which includes loan expenses, correspondent bank service charges, postage, insurance, stationery and supplies, telephone, directors fees, and other sundry expenses, also increased when compared to the prior year third quarter due mainly to the factors mentioned earlier.

On a year-to-date basis non-interest expense totaled $76.5 million and increased $27.9 million, or 57%, over the first nine months of 2001. The Wayne Hummer Companies contributed $19.3 million of this increase. The $8.6 million increase, excluding the Wayne Hummer Companies, is predominantly due to a $5.5 million increase in salaries and employee benefits costs and the higher general operating costs associated with operating additional and larger banking offices. Despite balance sheet growth in loans and deposits of 36%, Wintrust's net overhead ratio, excluding the impact of the Wayne Hummer Companies, decreased from 1.62% for the first nine months of 2001 to 1.47% for the comparable period in 2002.

ASSET QUALITY

Allowance for Loan Losses
-------------------------
A reconciliation of the activity in the balance of the allowance for loan losses for the three and nine months ended September 30, 2002 and 2001 is shown as follows:

                                                                THREE MONTHS ENDED                   NINE MONTHS ENDED
                                                                   SEPTEMBER 30,                       SEPTEMBER 30,
                                                       ------------------------------------------------------------------------
(Dollars in thousands)                                         2002             2001              2002               2001
-------------------------------------------------------------------------------------------------------------------------------

BALANCE AT BEGINNING OF PERIOD                          $   16,009        $  12,111       $     13,686      $     10,433
PROVISION FOR LOAN LOSSES                                    2,504            2,100              7,335             6,002

CHARGE-OFFS:
------------
   Commercial and commercial real estate loans                 379              359                782               734
   Home equity loans                                            --               25                 --                25
   Residential real estate loans                                 3               11                  3                24
   Consumer and other loans                                     24                7                172                27
   Premium finance receivables                               1,034              751              2,878             2,299
   Indirect automobile loans                                   165              251                640               741
   Tricom finance receivables                                    1               --                 10                --
                                                       --------------    -------------    ---------------   ---------------
     Total charge-offs                                       1,606            1,404              4,485             3,850
                                                       --------------    -------------    ---------------   ---------------

RECOVERIES:
-----------
   Commercial and commercial real estate loans                 144              152                279               156
   Home equity loans                                            --               --                 --                --
   Residential real estate loans                                --               --                 --                --
   Consumer and other loans                                      3               --                 15                --
   Premium finance receivables                                 111               73                240               202
   Indirect automobile loans                                    33               62                103               151
   Tricom finance receivables                                    1               --                 26                --
                                                       --------------    -------------    ---------------   ---------------
     Total recoveries                                          292              287                663               509
                                                       --------------    -------------    ---------------   ---------------
NET CHARGE-OFFS                                              (1,314)          (1,117)           (3,822)            (3,341)
                                                       --------------    -------------    ---------------   ---------------
BALANCE AT SEPTEMBER 30                                 $   17,199        $  13,094       $     17,199      $     13,094
                                                       --------------    -------------    ---------------   ---------------

ANNUALIZED NET CHARGE-OFFS (RECOVERIES) AS A PERCENTAGE
   OF AVERAGE:
   Commercial and commercial real estate loans                0.08   %         0.10   %           0.06   %          0.10   %
   Home equity loans                                            --             0.04                 --              0.02
   Residential real estate loans                              0.01             0.03                 --              0.02
   Consumer and other loans                                   0.14             0.04               0.34              0.05
   Premium finance receivables                                0.75             0.74               0.79              0.79
   Indirect automobile loans                                  0.28             0.39               0.39              0.41
   Tricom finance receivables                                   --               --              (0.11)               --
                                                       ---------------------------------- -------------------------------------
     Total loans, net of unearned income                      0.21   %         0.24   %           0.23   %          0.26   %
                                                       ---------------------------------- -------------------------------------

Net charge-offs as a percentage of  the
   provision for loan losses                                 52.48   %        53.19   %          52.11   %         55.66   %
                                                       ---------------------------------- -------------------------------------

Loans at September 30                                                                     $  2,483,892      $  1,823,801
                                                                                          -------------------------------------
Allowance as a percentage of loans at period-end                                                  0.69   %          0.72   %
                                                                                          -------------------------------------

Past Due Loans and Non-performing Assets
----------------------------------------
The following table sets forth Wintrust's non-performing assets at the dates indicated. The information in the table should be read in conjunction with the detailed discussion following the table.

                                                                   SEPTEMBER 30,       June 30,      December 31,     September 30,
(Dollars in thousands)                                                  2002             2002            2001              2001
---------------------------------------------------------------- ------------------ -------------- ----------------- ---------------
PAST DUE GREATER THAN 90 DAYS AND STILL ACCRUING:
  Residential real estate and home equity                        $            306   $         16   $           168   $          928
  Commercial, consumer and other                                            2,247          1,055             1,059              495
  Premium finance receivables                                               2,170          2,141             2,402            3,131
  Indirect automobile loans                                                   384            340               361              384
  Tricom finance receivables                                                   --             --                --               --
                                                                 ------------------ -------------- ----------------- ---------------
     Total past due greater than 90 days and still accruing                 5,107          3,552             3,990            4,938
                                                                 ------------------ -------------- ----------------- ---------------

NON-ACCRUAL LOANS:
  Residential real estate and home equity                                     346            401             1,385              869
  Commercial, consumer and other                                            1,430          1,528             1,180              900
  Premium finance receivables                                               4,731          5,417             5,802            6,042
  Indirect automobile loans                                                   409            163               496              364
  Tricom finance receivables                                                   75            104               104              207
                                                                 ------------------ -------------- ----------------- ---------------
     Total non-accrual                                                      6,991          7,613             8,967            8,382
                                                                 ------------------ -------------- ----------------- ---------------

TOTAL NON-PERFORMING LOANS:
  Residential real estate and home equity                                     652            417             1,553            1,797
  Commercial, consumer and other                                            3,677          2,583             2,239            1,395
  Premium finance receivables                                               6,901          7,558             8,204            9,173
  Indirect automobile loans                                                   793            503               857              748
  Tricom finance receivables                                                   75            104               104              207
                                                                 ------------------ -------------- ----------------- ---------------
     Total non-performing loans                                            12,098         11,165            12,957           13,320
                                                                 ------------------ -------------- ----------------- ---------------
Other real estate owned                                                       353            756               100              244
                                                                 ------------------ -------------- ----------------- ---------------
TOTAL NON-PERFORMING ASSETS                                      $         12,451   $     11,921   $        13,057   $       13,564
                                                                 ================== ============== ================= ===============


TOTAL NON-PERFORMING LOANS BY CATEGORY AS A PERCENT
   OF ITS OWN RESPECTIVE CATEGORY:
  Residential real estate and home equity                                   0.13%          0.09%             0.39%          0.46%
  Commercial, consumer and other                                            0.28           0.22              0.21            0.15
  Premium finance receivables                                               1.47           1.64              2.36            2.73
  Indirect automobile loans                                                 0.43           0.27              0.47            0.39
  Tricom finance receivables                                                0.36           0.54              0.57            1.08
                                                                 ------------------ -------------- ----------------- ---------------
     Total non-performing loans                                             0.49%          0.48%             0.64%          0.73%
                                                                 ================== ============== ================= ===============

Total non=performing assets as a
   percentage of total assets                                               0.35%          0.37%             0.48%            0.54%
                                                                 ================== ============== ================= ===============

Allowance for loan losses as a
   percentage of non=performing loans                                     142.16%        143.39%           105.63%           98.30%
                                                                 ================== ============== ================= ===============


The provision for loan losses totaled $2.5 million for the third quarter of 2002, an increase of $404,000 from a year earlier. For the quarter ended September 30, 2002 net charge-offs totaled $1.3 million, up from the $1.1 million of net charge-offs recorded in the same period of 2001. On a ratio basis annualized net charge-offs as a percentage of average loans decreased to 0.21% in the third quarter of 2002 from 0.24% in the same period in 2001.

On a year-to-date basis the provision for loan losses totaled $7.3 million for the first nine months of 2002, an increase of $1.3 million over the same period last year. Net charge-offs for the first nine months of 2002 increased to $3.8 million, a $481,000 or 14% increase over the $3.3 million recorded in the same period last year. On a ratio basis, annualized net charge-offs as a percentage of average loans decreased to 0.23% for the first nine months of 2002 from 0.26% in the first nine months of 2001.

Management has actively monitored and pursued methods to reduce the level of delinquencies in the indirect auto and premium finance portfolios (See "Past Due Loans and Non-performing Assets"). Management believes the allowance for loan losses is adequate to provide for inherent losses in the portfolio. There can be no assurances, however, that future losses will not exceed the amounts provided for, thereby affecting future results of operations. The amount of future additions to the allowance for loan losses will be dependent upon the economy, changes in real estate values, interest rates, the regulatory environment, the level of past-due and non-performing loans, and other factors.


Non-performing Residential Real Estate, Commercial, Consumer and Other Loans

Total non-performing loans for Wintrust's residential real estate, commercial, consumer and other loans were $4.3 million, up from the $3.0 million reported at June 30, 2002, and the $3.8 million reported at December 31, 2001. These loans consist primarily of a small number of commercial, residential real estate and home equity loans, which management believes are well secured and in the process of collection. The small number of such non-performing loans allows management to monitor the status of these credits and work with the borrowers to resolve these problems effectively.


Non-performing Premium Finance Receivables

The table below presents the level of non-performing premium finance receivables as of September 30, 2002 and 2001, and the amount of net charge-offs for the nine months then ended.

 (Dollars in thousands)                                                        SEPTEMBER 30,            September 30,
                                                                                    2002                     2001
------------------------------------------------------------------------- ------------------------- -----------------------
 Non-performing premium finance receivables                                $             6,901       $            9,173
    - as a percent of premium finance receivables                                         1.47%                    2.73%

 Net charge-offs of premium finance receivables                            $             2,638       $            2,097
    - annualized as a percent of premium finance  receivables                             0.79%                    0.79%
------------------------------------------------------------------------- ------------------------- -----------------------


The improvement in the level of non-performing premium finance receivables since September 30, 2001 is indicative of actions taken by management. As noted in Wintrust's prior quarterly earnings releases in 2001 Wintrust has eliminated more than 1,300 relationships with insurance agents that were referring new business to our premium finance subsidiary that had relatively small balances and higher than normal delinquency rates. The business associated with those accounts has become a less significant percent of the entire portfolio and is nearly extinguished. Management continues to see progress in this portfolio and continues to expect the level of non-performing loans related to this portfolio to remain at relatively low levels.

The ratio of non-performing premium finance receivables fluctuates throughout the year due to the nature and timing of canceled account collections from insurance carriers. Due to the nature of collateral for premium finance receivables it customarily takes 60-150 days to convert the collateral into cash collections. Accordingly, the level of non-performing premium finance receivables is not necessarily indicative of the loss inherent in the portfolio. In the event of default, Wintrust has the power to cancel the insurance policy and collect the unearned portion of the premium from the insurance carrier. In the event of cancellation, the cash returned in payment of the unearned premium by the insurer should generally be sufficient to cover the receivable balance, the interest and other charges due. Due to notification requirements and processing time by most insurance carriers, many receivables will become delinquent beyond 90 days while the insurer is processing the return of the unearned premium. Management continues to accrue interest until maturity as the unearned premium is ordinarily sufficient to pay-off the outstanding balance and contractual interest due.

Non-performing Indirect Automobile Loans

Total non-performing indirect automobile loans were $793,000 at September 30, 2002, decreasing from $857,000 at December 31, 2001 and up from $748,000 at September 30, 2001. The ratio of these non-performing loans to total indirect automobile loans stood at 0.43% of total indirect automobile loans at September 30, 2002, 0.47% at December 31, 2001 and 0.39% at September 30, 2001. As noted
in the Allowance for Loan Losses table net charge-offs as a percent of total indirect automobile loans has decreased from 0.39% in the third quarter of 2001 to 0.28% in the third quarter of 2002. The level of non-performing and net charge-offs of indirect automobile loans continues to be below standard industry ratios for this type of lending. Due to the impact of the current economic and competitive environment surrounding this type of lending, management continues to de-emphasize, in relation to other loan categories, growth in the indirect automobile loan portfolio. Indirect automobile loans at September 30, 2002 were $184 million, unchanged from December 31, 2001 but down $7 million, or 3% from September 30, 2001.



FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements related to Wintrust's financial performance that are based on estimates. Wintrust intends such forward-looking statements to be covered by the safe harbor provision for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. Actual results could differ materially from those addressed in the forward-looking statements due to factors such as changes in economic conditions, competition, or other factors that may influence the anticipated growth rate of loans and deposits, the quality of the loan portfolio and loan and deposit pricing, unanticipated changes in interest rates that negatively impact net interest income, future events that may cause unforeseen loan or lease losses, slower than anticipated development and growth of Tricom and the trust and investment business, unanticipated changes in the temporary staffing industry, the ability to adapt successfully to technological changes to compete effectively in the marketplace, competition and the related pricing of brokerage and asset management products, unforeseen difficulties in integrating the acquisition of the Wayne Hummer Companies, the ability to pursue acquisition and expansion strategies and the ability to attract and retain experienced senior management. Therefore, there can be no assurances that future actual results will correspond to these forward-looking statements.